Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of American Midstream Partners, LP (the “Partnership”) of our report dated February 29, 2016, relating to the financial statements of Delta House Oil and Gas Lateral, LLC, appearing as Exhibit 99.3 to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

Houston, Texas

January 9, 2017